Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422
PRESS RELEASE

For Release: Immediate Contact: William E. Hitselberger (610) 397-5298

PMA Capital Reports Continued Improvement in Operating Results

Blue Bell, PA, November 3, 2008 -- PMA Capital Corporation (NASDAQ: PMACA) today reported the following financial results for the third quarter and first nine months of 2008:

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2008	2007	2008	2007
Operating income	$6,405	$5,079	$17,971	$11,567
Realized investment gains (losses) after tax	(5,154)	99	(3,239)	(2)
Income from continuing operations	1,251	5,178	14,732	11,565
Loss from discontinued operations after tax	(2,310)	(13,981)	(4,937)	(16,531)
Net income (loss)	$(1,059)	$(8,803)	$9,795	$(4,966)

Diluted per share amounts:
Operating income	$0.20	$0.16	$0.56	$0.35
Realized investment gains (losses) after tax	(0.16)	-	(0.10)	-
Income from continuing operations	0.04	0.16	0.46	0.35
Loss from discontinued operations after tax	(0.07)	(0.43)	(0.15)	(0.50)
Net income (loss)	$(0.03)	$(0.27)	$0.31	$(0.15)

Vincent T. Donnelly, President and Chief Executive Officer commented, “PMA Capital produced another quarter of improved operating results, with profitable growth in both our insurance and fee-based businesses, while continuing to maintain our underwriting standards.  Our focus on outstanding customer service and continued diversification of products and services has contributed to our financial performance.”

Significant operating highlights at The PMA Insurance Group included:

•	The combined ratio improved by 2.1 points to 95.2% in the quarter and by 2.5 points to 96.5% year-to-date;
•	Pre-tax operating income increased $1.6 million to $13.3 million in the quarter and increased $7.9 million to $38.3 million for the first nine months of 2008;

•	Direct premium production, excluding premium adjustments and fronting premiums, increased 10% in the third quarter to $150.5 million and increased 5% during the first nine months of 2008 to $393.9 million, due to increases in larger account business, primarily captive accounts; and
•	The execution of two fronting arrangements, which we expect will generate fees that will fully replace those from the expiring agreement with Midwest Insurance Companies.

“Our fee-based business revenue increased by $28.2 million to $51.5 million, which represented 14% of our total operating revenues for the first nine months of 2008, compared to 7% during the same period in 2007.  Organic revenue growth at PMA Management Corp. was 34% during the third quarter and 25% year-to-date.  Our current year growth was also due to the inclusion of Midlands Management Corporation, which contributed $6.7 million and $20.6 million of revenue growth for the third quarter and first nine months of 2008, and PMA Management Corp. of New England, which we acquired in June 2008, added $1.7 million in revenues.”

Mr. Donnelly concluded, “Despite the recent volatility and uncertainty in the financial markets, our operating returns continued to improve and our financial condition remains strong.  Our conservative investment strategy helped mitigate the impact of market disruptions on our investment portfolio.  During the third quarter, we recorded after-tax realized losses for other than temporary impairment investment losses of $5.9 million, or 19 cents per diluted share.”

PMA Capital Corporation (the “Company”) previously announced the execution of a definitive stock purchase agreement to sell its Run-off Operations and the filing of the Form A with the Pennsylvania Insurance Department.  PMA is assisting the buyer to ensure the Pennsylvania Insurance Department has the information it needs to review the transaction.  The Company and the buyer agreed to extend the termination date in the stock purchase agreement to December 15, 2008 or such later date as may be mutually agreed.  During the third quarter, the Company reduced the amount of cash it expects to receive at closing by $3.5 million, to $2.5 million, to reflect development of loss reserves at the Run-off Operations.

Financial Condition

Total assets were $2.6 billion as of September 30, 2008 and December 31, 2007.  Assets of discontinued operations represented 12% of total assets at September 30, 2008, compared to 15% at December 31, 2007.  At September 30, 2008, we had $29.5 million in cash and short-term investments at our holding company and non-regulated subsidiaries.

Shareholders’ equity was $358.0 million as of September 30, 2008, compared to $378.6 million as of December 31, 2007.  Book value per share was $11.20 at September 30, 2008, compared to $11.92 at December 31, 2007.  The decreases in both shareholders’ equity and book value per share were primarily due to a decline of $26.1 million, or 82 cents per share, related to the change in the unrealized position on our available for sale fixed income portfolio, of which $14.9 million, or 57% of this decrease, occurred in the third quarter of 2008.  The unrealized position on our investment portfolio decreased largely due to widening credit spreads on fixed income securities.  Shareholders’ equity and book value per share were also reduced by $7.4 million, or 23 cents per share, as a result of a decrease in value of the investments in our pension plan.  The impact of the decline in the unrealized position of our portfolio and pension investments was partially offset by net income.  Details of the Company’s investment portfolio at September 30, 2008 and December 31, 2007 are posted on our website at www.pmacapital.com.

The insurance companies within The PMA Insurance Group had statutory capital and surplus of $336.4 million as of September 30, 2008, compared to $335.4 million as of December 31, 2007.  The PMA Insurance Group has the ability to pay $29.2 million in dividends during 2008 without the prior approval of the Pennsylvania Insurance Department.  The statutory capital and surplus of PMA Capital Insurance Company, the Company’s wholly-owned run-off reinsurance subsidiary which is being reported as discontinued operations, was $26.1 million as of September 30, 2008, compared to $47.6 million as of December 31, 2007.

Segment Operating Results

Operating income, which we define as net income (loss) under accounting principles generally accepted in the United States (“GAAP”) excluding net realized investment gains (losses) and results from discontinued operations, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our businesses.  Net realized investment activity is excluded because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments.  Operating income does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

The following is a reconciliation of our operating results to GAAP net income (loss).

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2008	2007	2008	2007
Pre-tax operating income (loss):
The PMA Insurance Group	$13,325	$11,702	$38,285	$30,431
Fee-based Business	1,929	661	5,316	2,055
Corporate & Other	(5,319)	(4,573)	(15,754)	(14,561)
Pre-tax operating income	9,935	7,790	27,847	17,925
Income tax expense	3,530	2,711	9,876	6,358
Operating income	6,405	5,079	17,971	11,567
Realized investment gains (losses) after tax	(5,154)	99	(3,239)	(2)
Income from continuing operations	1,251	5,178	14,732	11,565
Loss from discontinued operations after tax [1]	(2,310)	(13,981)	(4,937)	(16,531)
Net income (loss)	$(1,059)	$(8,803)	$9,795	$(4,966)

1)	Effective in the fourth quarter of 2007, the Company reported the results of its former Run-off Operations segment as discontinued operations.

Income from continuing operations included the following after-tax net realized gains (losses):

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2008	2007	2008	2007
Net realized gains (losses) after tax:
Sales of investments	$792	$(1,899)	$2,725	$(1,661)
Other than temporary impairments	(5,946)	-	(5,946)	-
Change in fair value of trading securities	-	2,106	-	2,093
Other	-	(108)	(18)	(434)
Net realized gains (losses) after tax	$(5,154)	$99	$(3,239)	$(2)

The other than temporary impairment charges resulted from writing down our investments of Lehman Brothers senior debt and Fannie Mae preferred stock.

The PMA Insurance Group

The PMA Insurance Group reported pre-tax operating income of $13.3 million for the third quarter of 2008, compared to $11.7 million for the same period last year.  Year-to-date pre-tax operating income increased to $38.3 million, compared to $30.4 million for the first nine months of 2007.  The year-to-date increase included a gain of $2.1 million for the sale of a property that previously housed one of our branch offices, which now leases a more modern facility.

Direct premium production increased during the third quarter and first nine months of 2008, compared to the same periods last year.  We define direct premium production as direct premiums written, excluding fronting premiums and premium adjustments.  The increase in direct premium production for both periods primarily reflected increases in larger account business, primarily captive accounts. Captive account business provides us with a greater degree of certainty in achieving our profit margin on an account by account basis as opposed to traditional first dollar business.  The following is a reconciliation of our direct premium production to direct premiums written:

	Three months ended		Nine months ended
	September 30,		September 30,
(dollar amounts in thousands)	2008	2007	2008	2007

Direct premium production	$150,547	$137,144	$393,891	$376,849
Fronting premiums	2,776	13,707	13,032	47,044
Premium adjustments	(5,008)	(4,149)	(18,836)	(5,142)
Direct premiums written	$148,315	$146,702	$388,087	$418,751

The declines in fronting premiums are the result of the termination of our agreement with Midwest Insurance Companies (“Midwest”) in March 2008.  We continue to earn commissions from the Midwest agreement and service the business previously written, but no additional business has been written or renewed since the termination date.  Excluding fronting business, we wrote $39.4 million of new business in the third quarter of 2008, up from $26.9 million in the third quarter of 2007, and $99.8 million for the first nine months of 2008, up from $91.5 million during the same period last year.  The year-to-date increase in premium adjustments relates primarily to higher return premium adjustments which occurred in the first quarter of 2008.  These premium adjustments primarily reflect favorable loss experience on loss-sensitive products where the insured shares in the underwriting result of the policy.  Pricing on our workers’ compensation rate-sensitive business declined 7% during the first nine months of 2008, compared to a 4% decrease during the first nine months of 2007.  Our renewal retention rate on existing workers’ compensation accounts was 88% in the third quarter of 2008, compared to 89% for the same period last year, while our renewal retention rate for the first nine months of 2008 was 86%, compared to 87% for the same period in 2007.

During the third quarter of 2008, we entered into fronting arrangements with Appalachian Underwriters (“Appalachian”) and Arrowhead General Insurance Agency (“Arrowhead”), who underwrite and service workers’ compensation policies using our approved forms and guidelines.  The business produced with Appalachian is primarily located in the southeastern part of the United States, while the production with Arrowhead is limited to California.  We retain approximately 10% of the underwriting results on the business written with Appalachian and 20% of underwriting results on the business produced with Arrowhead.  We also earn an administrative fee based upon the direct premiums earned under each agreement as well as fees for providing claims services on the business placed through Appalachian.  Total direct premiums written under these agreements were $2.0 million during the third quarter of 2008.  We expect that direct premiums written under these arrangements will be between $70 million and $100 million on an annualized basis.

Net premiums written were $124.1 million and $317.3 million for the third quarter and first nine months of 2008, compared to $116.3 million and $324.0 million during the same periods last year.  Ceded premiums written decreased in the third quarter and first nine months of 2008, compared to the same periods in 2007, primarily due to lower premiums ceded under the Midwest agreement.  The declines were partially offset by an increase in the amount of workers’ compensation business sold to captive accounts, where a substantial portion of the direct premiums are ceded, and an increase in premiums ceded under other fronting arrangements.

For the third quarter and first nine months of 2008, the combined ratios on a GAAP basis were 95.2% and 96.5%, compared to 97.3% and 99.0% for the same periods in 2007.  These improvements primarily reflected lower acquisition expense and policyholders’ dividend ratios, partially offset by higher loss and LAE ratios.

The loss and LAE ratios increased for both periods as pricing changes, coupled with payroll inflation for rate-sensitive workers’ compensation business were below overall estimated loss trends.  Our current accident year loss and LAE ratio benefited in 2008 from changes in the type of workers’ compensation products selected by our insureds.  We estimate our medical cost inflation to be 6.5% in the first nine months of 2008, compared to our estimate of 8% in the first nine months of 2007.  This decline reflects a decrease in utilization as well as our enhanced network and managed care initiatives.  The year-to-date loss and LAE ratio benefited from favorable development in our loss-sensitive business which resulted in the first quarter retrospective premium adjustments. We write these retrospective products because we believe they provide us with greater certainty of achieving our targeted underwriting results.

Commissions earned under our fronting agreements reduced the current year acquisition expense ratios by 0.4 points for the quarter and 0.7 points for the first nine months, compared to 0.8 points and 0.7 points for the same periods in 2007.  Although our agreement with Midwest was terminated, we continue to earn commissions on this business until the underlying policies expire.  The 2008 acquisition expense ratios also benefited by 2.5 points in the quarter and 1.9 points year-to-date from reductions in premium-based state assessments.

The policyholders’ dividend ratios were lower in the third quarter and first nine months of 2008 than in the prior year periods.  The current year periods reflected slightly higher than expected losses which resulted in lower dividends on captive accounts business where the policyholders may receive a dividend based, to a large extent, on their loss experience.

Net investment income for the third quarter and first nine months of 2008 was $8.8 million and $26.8 million, compared to $9.4 million and $28.5 million for the same periods last year.  The decreases were due primarily to lower yields of approximately 40 basis points for the quarter and 30 basis points year-to-date.  The declines for both periods were partially offset by an increased invested asset base.

Fee-based Business

Our Fee-based Business reported pre-tax operating income of $1.9 million for the third quarter of 2008, compared to $661,000 for the same period last year.  Year-to-date pre-tax operating income increased to $5.3 million, compared to $2.1 million for the first nine months of 2007.  The increases related primarily to the inclusion of the results of Midlands Management Corporation (“Midlands”), which we acquired on October 1, 2007.

For the third quarter of 2008, total revenues increased to $18.8 million, up $11.0 million from the same period last year.  For the nine months ended September 30, 2008, total revenues increased to $51.5 million, compared to $23.3 million for the first nine months of 2007.  The growth in revenues for both periods was primarily due to revenues resulting from our acquisition of Midlands.  Also contributing to the increase were revenues from PMA Management Corp., which increased 34% in the third quarter and 25% in the first nine months of 2008, compared to the same periods last year.  The total increase in revenues in the third quarter of 2008 primarily reflected an $8.4 million increase in claims service revenues and a $2.7 million increase in commission income, compared to the third quarter of last year.  The total increase in revenues during the first nine months of 2008 primarily reflected an $18.5 million increase in claims service revenues and a $9.6 million increase in commission income, compared to the same period last year.  The segment’s operating results for the third quarter of 2008 also reflect those of PMA Management Corp. of New England, Inc. (formerly Webster Risk Services), which we acquired on June 30, 2008.

Corporate and Other

The Corporate and Other segment, which includes primarily corporate expenses and debt service, recorded net expenses of $5.3 million during the third quarter of 2008, compared to $4.6 million in the third quarter of 2007.  Net expenses were $15.8 million during the first nine months of 2008, compared to $14.6 million for the same period in 2007.  We incurred $655,000 in contract severance costs associated with the March 2008 retirement of an executive officer.  The increase in net expenses in both periods also relates to certain intercompany transactions which are eliminated in the Corporate and Other segment.

Discontinued Operations

Discontinued operations, formerly our Run-off Operations which consists of our former reinsurance and excess and surplus lines businesses, recorded after-tax losses of $2.3 million and $4.9 million for the three and nine months ended September 30, 2008, compared to after-tax losses of $14.0 million and $16.5 million for the same periods in 2007.  The loss for the first nine months of 2008 was due to an after-tax charge of $4.9 million for adverse loss development, including $2.3 million recorded in the third quarter, which contractually reduces the amount of cash and contingent consideration that we will receive at closing.  The expected cash to be received has been reduced to $2.5 million and the value of the contingent consideration has been reduced to a face amount of $2.5 million.  We have reflected only the expected cash amount in our financials.  Results in the third quarter and first nine months of 2007 included an after-tax charge of $14.3 million for adverse loss development.

Conference Call with Investors

As a reminder, we will hold a conference call with investors beginning at 10:30 a.m. Eastern Time on Monday, November 3rd to review our third quarter 2008 results.  The conference call will be available via a live webcast over the Internet at www.pmacapital.com.  To access the webcast, enter the Investor Information section, click on Current Investor Information and then click on the microphone icon.  Please note that by accessing the conference call via the Internet, you will be in a listen-only mode.

The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
888-680-0869 (Domestic)	888-286-8010 (Domestic)
617-213-4854 (International)	617-801-6888 (International)
Passcode 50017836	Passcode 63060887

You may pre-register for the conference call using the following link:
www.theconferencingservice.com/prereg/key.process?key=P73EV3BNU

Pre-registering is not mandatory but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the conference.  Pre-registration only takes a few moments and you may pre-register at anytime, including up to and after the call start time.  Alternatively, if you would rather be placed into the call by an operator, please use the dial-in information above at least 5 minutes prior to the call start time.

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode.  The replay will be available from approximately 11:30 a.m. Eastern Time on Monday, November 3rd until 11:59 p.m. Eastern Time on Wednesday, December 3rd.

Quarterly Statistical Supplement

Our Third Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website.  Please see the Investor Information section of our website at www.pmacapital.com.  You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
380 Sentry Parkway
Blue Bell, PA 19422
Attention: Investor Relations

Alternatively, you may make a request by telephone (610-397-5298) or by e-mail to InvestorRelations@pmacapital.com.  We will also furnish a copy of this news release and the Statistical Supplement to the SEC on a Form 8-K.  A copy of the Form 8-K will be available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The statements contained in this press release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include estimates, assumptions or projections and are based on currently available financial, competitive and economic data and the Company’s current operating plans.  Although the Company’s management believes that its expectations are reasonable, there can be no assurance that the Company’s actual results will not differ materially from those expected.  The factors that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to:

•
adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs and changing judicial interpretations of available coverage for certain insured losses;

•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	disruptions in the financial markets which may affect our ability to sell our investments;
•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices or revenues of our fee-based businesses;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•
our ability to effect an efficient withdrawal from and divestiture of the reinsurance business, including the sale of the entity and commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	whether state or federal asbestos liability legislation is enacted and the impact of such legislation on us;
•
regulatory changes in risk-based capital or other standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	our ability to implement and maintain adequate rates on our insurance products;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•
uncertainties related to possible terrorist activities or international hostilities and whether the Terrorism Risk Insurance Program Reauthorization Act of 2007 is extended beyond its December 31, 2014 termination date; and

•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any forward-looking statements in this press release.  Forward-looking statements are not generally required to be publicly revised as circumstances change and we do not intend to update the forward-looking statements in this press release to reflect circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,
(dollar amounts in thousands, except per share data)	2008	2007

Gross premiums written	$151,498	$149,436

Net premiums written	$123,995	$116,116

Revenues:
Net premiums earned	$97,974	$93,773
Claims service revenues	15,696	7,595
Commission income	2,637	-
Net investment income	8,870	9,914
Net realized investment gains (losses)	(7,929)	153
Other revenues	125	33
Total revenues	117,373	111,468

Expenses:
Losses and loss adjustment expenses	68,660	63,163
Acquisition expenses	15,898	18,182
Operating expenses	26,906	16,900
Dividends to policyholders	1,169	2,205
Interest expense	2,734	3,075
Total losses and expenses	115,367	103,525

Pre-tax income	2,006	7,943

Income tax expense (benefit):
Current	765	537
Deferred	(10)	2,228
Total income tax expense	755	2,765

Income from continuing operations	1,251	5,178

Loss from discontinued operations after tax	(2,310)	(13,981)

Net loss	$(1,059)	$(8,803)

Earnings (loss) per share:

Basic:
Continuing Operations	$0.04	$0.16
Discontinued Operations	(0.07)	(0.44)
	$(0.03)	$(0.28)

Diluted:
Continuing Operations	$0.04	$0.16
Discontinued Operations	(0.07)	(0.43)
	$(0.03)	$(0.27)

PMA Capital Corporation
GAAP Consolidated Statements of Operations
(Unaudited)

	Nine months ended September 30,
(dollar amounts in thousands, except per share data)	2008	2007

Gross premiums written	$396,698	$429,258

Net premiums written	$316,924	$323,509

Revenues:
Net premiums earned	$286,490	$284,626
Claims service revenues	40,585	22,795
Commission income	9,549	-
Net investment income	27,345	29,619
Net realized investment losses	(4,983)	(3)
Other revenues	2,485	172
Total revenues	361,471	337,209

Expenses:
Losses and loss adjustment expenses	200,154	197,047
Acquisition expenses	50,114	55,720
Operating expenses	76,586	51,912
Dividends to policyholders	3,544	5,874
Interest expense	8,209	8,734
Total losses and expenses	338,607	319,287

Pre-tax income	22,864	17,922

Income tax expense:
Current	916	737
Deferred	7,216	5,620
Total income tax expense	8,132	6,357

Income from continuing operations	14,732	11,565

Loss from discontinued operations after tax	(4,937)	(16,531)

Net income (loss)	$9,795	$(4,966)

Earnings (loss) per share:

Basic:
Continuing Operations	$0.46	$0.36
Discontinued Operations	(0.15)	(0.51)
	$0.31	$(0.15)

Diluted:
Continuing Operations	$0.46	$0.35
Discontinued Operations	(0.15)	(0.50)
	$0.31	$(0.15)

PMA Capital Corporation
GAAP Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(dollar amounts in thousands, except per share data)	2008	2007
Assets:
Investments:
Fixed maturities available for sale	$701,738	$728,725
Short-term investments	88,358	78,426
Total investments	790,096	807,151

Cash	12,502	15,828
Accrued investment income	6,104	5,768
Premiums receivable	226,709	222,140
Reinsurance receivables	824,512	795,938
Prepaid reinsurance premiums	23,051	32,361
Deferred income taxes, net	131,132	118,857
Deferred acquisition costs	43,317	37,404
Funds held by reinsureds	49,292	42,418
Intangible assets	30,518	22,779
Other assets	152,327	105,341
Assets of discontinued operations	309,607	375,656
Total assets	$2,599,167	$2,581,641

Liabilities:
Unpaid losses and loss adjustment expenses	$1,247,069	$1,212,956
Unearned premiums	247,302	226,178
Debt	129,380	131,262
Accounts payable, accrued expenses
and other liabilities	247,196	195,895
Reinsurance funds held and balances payable	34,185	39,324
Dividends to policyholders	5,150	5,839
Liabilities of discontinued operations	330,891	391,603
Total liabilities	2,241,173	2,203,057

Shareholders' Equity:
Class A Common Stock	171,090	171,090
Additional paid-in capital	112,427	111,088
Retained earnings	144,286	136,627
Accumulated other comprehensive loss	(40,149)	(6,663)
Treasury stock, at cost	(29,660)	(33,558)
Total shareholders' equity	357,994	378,584
Total liabilities and shareholders' equity	$2,599,167	$2,581,641

Shareholders' equity per share	$11.20	$11.92